Exhibit 99.1
N E W S R E L E A S E

MVB Financial Corporation Announces First Quarter 2022 Results

(FAIRMONT, WV) May 2, 2022 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB” or the “Company”), the holding company for MVB Bank, Inc. ("MVB Bank"), today announced financial results for the first quarter of 2022, with reported net income of $2.9 million, or $0.24 basic and $0.22 diluted earnings per share.

	Quarterly
	2022	2021	2021
	First Quarter	Fourth Quarter	First Quarter
Net income	$2,864	$9,959	$8,085
Earnings per share - basic	$0.24	$0.83	$0.70
Earnings per share - diluted	$0.22	$0.77	$0.66

“MVB’s first quarter results reflect the investments we’ve made to transform our business model and demonstrate our ability and readiness to adapt to changing market conditions and opportunities,” said Larry F. Mazza, Chief Executive Officer, MVB Financial. “During the first quarter, our initiatives in Fintech and gaming were the primary drivers of growth in noninterest-bearing deposits, which now represent 52% of our total deposit balances, exceeding all other deposits combined for the first time in our history. These deposits should prove increasingly valuable in a rising interest rate environment.”

Mazza added, “On the other side of the balance sheet, loan growth was robust, driven by our strategic lending partnerships. We believe our balance sheet is well-situated for the road ahead, with ample liquidity, strong loan and deposit growth pipelines and a limited concentration of investment securities.“

“During the first quarter, we continued to invest significantly in infrastructure to support our growth vehicles,” Mazza continued. “While we saw headwinds in the mortgage business from interest rate increases this quarter, reduction in noninterest income from our mortgage business investment, coupled with an increase in salary expense deployed for build-out of our strategic plan, drove the change in earnings versus comparative periods, and we believe we are well-positioned to capitalize on the growth in our deposit and loan portfolios.”

FIRST QUARTER 2022 HIGHLIGHTS
•Fintech and Gaming initiatives drive growth in low-cost deposits.
▪Noninterest-bearing (“NIB”) deposits were $1.31 billion as of March 31, 2022, up $188.6 million, or 17%, and $471.8 million, or 56%, from December 31, 2021 and March 31, 2021, respectively. NIB deposits represented 52% of total deposits as of March 31, 2022, as compared to 47% and 38% as of December 31, 2021 and March 31, 2021, respectively. Growth in noninterest-bearing deposits was driven primarily by our Fintech and gaming business verticals. Gaming deposits, which are included in total Fintech deposits, totaled $970.4 million as of March 31, 2022, compared to $911.6 million at December 31, 2021.
▪Total deposits increased $131.5 million, or 5.5%, compared to December 31, 2021 and $292.5 million, or 13.2%, compared to March 31, 2021.
▪The cost of total deposits was 0.19% for the quarter ended March 31, 2022, down five basis points and 16 basis points from the quarters ended December 31, 2021 and March 31, 2021, respectively. The decline in deposit costs for both periods was driven primarily by a change in deposit mix, led by growth in noninterest-bearing deposits.
▪New banking as a service (“BaaS”) products related to tax season and refunds that are provided by a partner, but for which we hold the deposits, contributed to the growth in NIB deposits.
▪Average assets were $3.06 billion for the quarter ended March 31, 2022, an increase of $234.9 million, or 8%, from December 31, 2021 and $624.9 million, or 26%, from the quarter ended March 31, 2021, largely driven by additional cash received from these tax programs.

•Asset transformation takes root, powered by strong loan growth.
▪Total loan balances of $1.88 billion as of March 31, 2022, increased by $27.5 million, or 1.5%, compared to December 31, 2021 and $210.9 million, or 12.6%, compared to March 31, 2021.
▪Adjusted for the removal of PPP loans, loan balances increased by 6.8% and 23.4%, compared to December 31, 2021 and March 31, 2021, respectively. Loan growth during the quarter was driven by strategic lending partnerships.
▪Loans held-for-sale were $9.2 million as of March 31, 2022, compared to $0 as of December 31, 2021 and March 31, 2021, led by our new SBA lending initiatives.
▪The loan-to-deposit ratio was 75.6% as of March 31, 2022, as compared to 78.6% as of December 31, 2021 and 76.4% as of March 31, 2021.
▪Investment securities available-for-sale represented 13.7% of total assets as of March 31, 2022, as compared to 15.1% as of December 31, 2021 and 16.0% as of March 31, 2021.

•MVB’s foundation remains strong.
▪Net charge-offs were $0.7 million, or 0.04% of average loans, for the quarter ended March 31, 2022, compared to $1.3 million, or 0.07% of average loans, for the quarter ended December 31, 2021 and $0.2 million, or 0.02% of average loans, for the quarter ended March 31, 2021.
▪Allowance for loan losses was 1.0% of total loans as of March 31, 2022, consistent with December 31, 2021, and a decline of 56 basis points from March 31, 2021.
▪Tangible book value (“TBV”) per share, a non-U.S. GAAP measure, was $21.16, a decline of $1.01, or 4.6%, from December 31, 2021 and an increase of $1.18, or 5.9%, from March 31, 2021.
▪Tier 1 Leverage (Community Bank Leverage Ratio) was 10.8% as of March 31, 2022, compared to 11.6% as of December 31, 2021 and 11.3% as of March 31, 2021.
▪Reflecting MVB’s strong capital position and earnings profile, the Company elected to increase the quarterly cash dividend to $0.17 per share for the quarter ended March 31, 2022, an increase of $0.02, or 13.3%, from the quarter ended December 31, 2021 and up $0.07, or 70.0%, from the quarter ended March 31, 2021. The quarter ended March 31, 2022, marks the fifth consecutive quarter that MVB has elected to increase the quarterly cash dividend.

INCOME STATEMENT
Net interest income on a tax-equivalent basis totaled $22.1 million for the quarter ended March 31, 2022, up $0.3 million, or 1.3%, and $4.2 million, or 23.6%, from the quarters ended December 31, 2021 and March 31, 2021, respectively. The increase in net interest income compared to both periods generally reflects strong loan growth, higher loan yields and lower funding costs, partially offset by lower balances of investment securities.

Interest income increased $0.2 million, or 0.9%, to $23.3 million from the quarter ended December 31, 2021 and $4.2 million, or 22.0% from the quarter ended March 31, 2021. The tax-equivalent yield on loans (including PPP loans) was 4.71% for the quarter ended March 31, 2022, compared to 4.64% for the quarter ended December 31, 2021 and 4.38% for the quarter ended March 31, 2021. Higher loan yields generally reflect new loan production at higher incremental yields due to recent increases in interest rates and the changing mix of MVB’s loan portfolio, including the expansion of our consumer subprime auto loan portfolio, partially offset by declines in PPP loans.

Interest expense decreased $0.1 million, or 8.5%, from the quarter ended December 31, 2021 and $0.1 million, or 9.2%, from the quarter ended March 31, 2021. The cost of interest-bearing liabilities declined by four basis points as compared to the quarter ended March 31, 2022, primarily reflecting a six basis point decrease in the cost of NOW accounts and a five basis point decline in the overall cost of deposits. The cost of interest-bearing liabilities declined by nine basis points as compared to the quarter ended March 31, 2021, primarily driven by a 17 basis point decline in the cost of NOW accounts and a 16 basis point decrease in the overall cost of deposits. Lower deposit costs relative to both periods reflect a shift in the overall mix of deposit funding due to the growth in noninterest-bearing deposits and a lessening focus on higher-cost deposits.

On a tax-equivalent basis, net interest margin for the quarter ended March 31, 2022, was 3.18%, a decline of 10 basis points versus the quarter ended December 31, 2021 and a decrease of eight basis points versus the quarter ended March 31, 2021. Please see the table below for a reconciliation between net interest margin and net interest margin on a fully tax-equivalent basis, a non-GAAP measure. As a result of the deposit increase from BaaS tax programs, the average loan-to-deposit ratio during the quarter ended March 31, 2022 was 69.7%, compared to 74.5% for the quarter ended December 31, 2021 and 76.6% for the quarter ended March 31, 2021. The decline in net interest margin from the quarter ended December 31, 2021 reflected the impact of higher cash balances, primarily resulting from the aforementioned deposit increase from BaaS tax programs, partially offset by a decline in deposit costs, strong loan growth, higher core loan yields (adjusted for PPP) and a shift in the mix of earning assets due to increases in higher-yielding loans and declines in lower-yielding investment securities. The decrease in net interest margin relative to the quarter ended March 31, 2021 reflected significantly higher cash balances and the issuance of subordinated debt, partially offset by robust loan growth, higher core loan yields, a shift in the mix of earning assets and lower deposit costs.

Noninterest income totaled $11.9 million for the quarter ended March 31, 2022, a decline of $2.7 million, or 18.4%, from the quarter ended December 31, 2021 and a decline of $0.6 million, or 4.7%, from the quarter ended March 31, 2021. The decline relative to the prior quarter primarily reflects lower other operating income and a decline in equity method investment income of 66% on a combined basis, due almost entirely to a slowdown in mortgage banking revenue, partially offset by a gain related to a strategic investment within the Fintech investment portfolio. Noninterest income otherwise increased by 5.0% compared to the quarter ended December 31, 2021, reflecting an increase of 9.2% in payment card and service charge income due to an increase in volume and seasonal considerations related to BaaS clients, an increase of 11.7% in compliance and consulting income, primarily driven by revenue growth from professional services companies, and an increase of 2.8% on gain on sale of loans, driven by the sale of SBA loans. The decline relative to the prior year period reflects the same general considerations, but to a greater extreme. Other operating income and equity method investment income were lower by 79.1%, owing primarily to lower mortgage banking revenues. All other noninterest income categories on a combined basis increased by 120% due to increases nearly across-the-board, including an increase of 77.0% in payment card and service income, primarily driven by customer growth, expansion of the acquiring business and new seasonal revenue from BaaS clients, an increase of 202%

in compliance and consulting income, primarily driven by revenue growth from professional services companies, and the beneficial impact of the new SBA initiatives, which had not yet produced gain on sale revenue in the prior year period.

Noninterest expense totaled $28.9 million for the quarter ended March 31, 2022, a decline of $0.2 million, or 0.8%, from the quarter ended December 31, 2021 and an increase of $9.7 million, or 51.0%, from the quarter ended March 31, 2021. The slight decline from the quarter ended December 31, 2021 in expenses primarily reflects a decrease in professional fees, which were elevated in the prior quarter, but is otherwise consistent with the level of expenses recorded in the prior quarter. The increase relative to the prior year period primarily reflects higher salaries and employee benefits costs due to the continued build-out of the team, including front-line revenue producers and enhanced risk management infrastructure, amidst the transformation of the business model, mitigated in part by a focused reallocation of resources, including lower infrastructure costs related to a reduction in branch count.

BALANCE SHEET
Loan balances were $1.88 billion at March 31, 2022, an increase of $27.5 million, or 1.5%, and $210.9 million, or 12.6%, as compared to December 31, 2021 and March 31, 2021, respectively, and included outstanding PPP loans of $41.7 million at March 31, 2022, $131.7 million at December 31, 2021 and $190.6 million at March 31, 2021. Adjusted for the removal of PPP loans from all periods, loan balances increased by 6.8% from the prior quarter and by 23.4% from the prior year period. Loan growth for both periods was driven primarily by MVB’s strategic lending partnerships. Loans held-for-sale were $9.2 million as of March 31, 2022, compared to $0 at December 31, 2021 and March 31, 2021, led by MVB’s new SBA lending initiatives.

Investment securities available-for-sale were $395.3 million, a decline of $26.2 million, or 6.2%, from December 31, 2021 and $27.8 million, or 6.6%, from March 31, 2021, primarily reflecting management’s decision to sell investment securities in accordance with the Company’s strategy to manage interest rate risk. Investment securities available-for-sale represented 13.7% of total assets as of March 31, 2022, compared to 15.1% as of December 31, 2021 and 16.0% as of March 31, 2021.

Deposits totaled $2.51 billion as of March 31, 2022, an increase of $131.5 million, or 5.5%, from December 31, 2021 and $292.5 million, or 13.2%, from March 31, 2021. NIB deposits totaled $1.31 billion as of March 31, 2022, an increase $188.6 million, or 16.8%, from December 31, 2021 and $471.8 million, or 56.4%, from March 31, 2021. Growth in NIB and total deposit balances primarily reflect the Company’s Fintech and gaming initiatives. Gaming deposits, which are included in total Fintech deposits, totaled $970.4 million as of March 31,

2022, compared to $911.6 million at December 31, 2021. NIB deposit balances, at 52% of total deposits, now exceed all other deposits combined, for the first time in the Company’s history.

The loan-to-deposit ratio was 75.6% as of March 31, 2022, as compared to 78.6% at December 31, 2021 and 76.4% at March 31, 2021.

CAPITAL
The Community Bank Leverage Ratio was 10.8% as of March 31, 2022, compared to 11.6% as of December 31, 2021 and 11.3% as of March 31, 2021. MVB’s Tier 1 Risk-Based Capital Ratio was 15.0% as of March 31, 2022, compared to 15.8% as of December 31, 2021 and 14.8% as of March 31, 2021. The Bank’s Total Risk-Based Capital Ratio was 15.9% as of March 31, 2022, compared to 16.7% as of December 31, 2021 and 16.0% as of March 31, 2021.

The Company elected to increase the quarterly cash dividend to $0.17 per share for the quarter ended March 31, 2022, up $0.02, or 13.3%, from the quarter ended December 31, 2021 and up $0.07, or 70%, from the quarter ended March 31, 2021.

ASSET QUALITY
Nonperforming loans totaled $18.0 million, or 1.0% of total loans, as of March 31, 2022, as compared to $17.7 million, or 0.9% of total loans, as of December 31, 2021. There were no notable changes in the composition of nonperforming loans relative to December 31, 2021. Criticized loans as a percentage of total loans were 5.2%, as compared to 5.4% as of December 31, 2021.

Net charge-offs were $0.7 million, or 0.04% of average loans, for the quarter ended March 31, 2022, compared to $1.3 million, or 0.07% of average loans, for the quarter ended December 31, 2021 and $0.2 million, or 0.02% of average loans, for the quarter ended March 31, 2021.

Changes to the outstanding balances of the loan portfolios, the level of recognized charge-offs and the resulting historical loss rates and adjustments to the risk grading of loans within the portfolio are all contributing factors in the provision for loan losses. The provision for loan losses totaled $1.3 million for the quarter ended March 31, 2022, compared to a release of allowance for loan losses of $5.7 million for the quarter ended December 31, 2021 and a provision of $0.6 million for the quarter ended March 31, 2021. Allowance for loan losses to total loans was 1.0% as March 31, 2022, as compared to 1.0% as of December 31, 2021 and 1.5% as of March 31, 2021.

About MVB Financial Corp.
MVB Financial Corp., the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® (“Nasdaq”) under the ticker “MVBF.”

MVB is a financial holding company headquartered in Fairmont, WV. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond.

Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services.

For more information about MVB, please visit ir.mvbbanking.com.

Forward-looking Statements
MVB Financial has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about the future and are subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “could,” “should,” “would,” “will,” “plans,” “believes,” “estimates,” “expects,” “anticipates,” “intends,” “continues” or the negative of those terms or similar expressions. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in forward-looking statements. Therefore, undue reliance should not be placed upon any forward-looking statements. Those factors include but are not limited to: market, economic, operational, liquidity and credit risk; changes in market interest rates; inability to achieve anticipated synergies and successfully integrate recent mergers and acquisitions; inability to successfully execute business plans, including strategies related to investments in Fintech companies; competition; length and severity of the COVID-19 pandemic and its impact on the Company’s business and financial condition; changes in economic, business and political conditions; changes in demand for loan products and deposit flow; operational risks and risk management failures; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the Securities and Exchange

Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any obligation to update, revise or correct any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

MVB Financial Corp.
Donald T. Robinson, President and Chief Financial Officer
(304) 598-3500
drobinson@mvbbanking.com

Amy Baker, VP, Corporate Communications and Marketing
(844) 682-2265
abaker@mvbbanking.com

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2022	2021	2021
	First Quarter	Fourth Quarter	First Quarter
Interest income	$23,262	$23,049	$19,063
Interest expense	1,414	1,546	1,558
Net interest income	21,848	21,503	17,505
Provision (release of allowance) for loan losses	1,280	(5,733)	618
Net interest income after provision (release of allowance) for loan losses	20,568	27,236	16,887

Total noninterest income	11,870	14,542	12,458

Noninterest expense:
Salaries and employee benefits	17,961	18,110	11,911
Other expense	10,901	10,993	7,207
Total noninterest expenses	28,862	29,103	19,118

Income before income taxes	3,576	12,675	10,227
Income tax expense	905	2,876	2,169
Net income before noncontrolling interest	2,671	9,799	8,058
Net loss attributable to noncontrolling interest	193	160	27
Net income attributable to parent	2,864	9,959	8,085
Preferred dividends	—	—	35
Net income available to common shareholders	$2,864	$9,959	$8,050

Earnings per share - basic	$0.24	$0.83	$0.70
Earnings per share - diluted	$0.22	$0.77	$0.66

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	March 31, 2022	December 31, 2021	March 31, 2021
Cash and cash equivalents	$353,972	$307,437	$339,616
Certificates of deposit with banks	2,229	2,719	11,803
Securities available-for-sale, at fair value	395,301	421,466	423,122
Equity securities	34,447	32,402	28,200
Loans held-for-sale	9,161	—	—
Loans receivable	1,897,853	1,869,838	1,694,385
Less: Allowance for loan losses	(18,808)	(18,266)	(26,214)
Loans receivable, net	1,879,045	1,851,572	1,668,171
Premises and equipment, net	25,357	25,052	27,290
Goodwill	3,988	3,988	2,350
Other assets	189,964	147,813	145,537
Total assets	$2,893,464	$2,792,449	$2,646,089

Noninterest-bearing deposits	$1,308,998	$1,120,433	$837,221
Interest-bearing deposits	1,200,081	1,257,172	1,379,332
FHLB and other borrowings	—	—	102,185
Subordinated debt	73,094	73,030	43,443
Other liabilities	47,429	66,511	47,225
Stockholders' equity, including noncontrolling interest	263,862	275,303	236,683
Total liabilities and stockholders' equity	$2,893,464	$2,792,449	$2,646,089

Reportable Segments
(Unaudited)

Three Months Ended March 31, 2022	CoRe Banking	Mortgage Banking	Professional Services	Edge Ventures	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$23,171	$103	$—	$—	$(7)	$(5)	$23,262
Interest expense	659	—	7	—	753	(5)	1,414
Net interest income (expense)	22,512	103	(7)	—	(760)	—	21,848
Provision for loan losses	1,280	—	—	—	—	—	1,280
Net interest income (expense) after provision for loan losses	21,232	103	(7)	—	(760)	—	20,568

Total noninterest income	6,898	1,223	5,557	75	2,671	(4,554)	11,870

Noninterest Expenses:
Salaries and employee benefits	9,508	—	3,798	599	4,056	—	17,961
Other expenses	11,048	—	1,155	1,047	2,205	(4,554)	10,901
Total noninterest expenses	20,556	—	4,953	1,646	6,261	(4,554)	28,862

Income (loss) before income taxes	7,574	1,326	597	(1,571)	(4,350)	—	3,576
Income taxes	1,631	341	164	(362)	(869)	—	905
Net income (loss)	5,943	985	433	(1,209)	(3,481)	—	2,671
Net loss attributable to noncontrolling interest	—	—	95	98	—	—	193
Net income (loss) available to common shareholders	$5,943	$985	$528	$(1,111)	$(3,481)	$—	$2,864

Three Months Ended March 31, 2021	CoRe Banking	Mortgage Banking	Professional Services	Edge Ventures	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,959	$104	$—	$—	$1	$(1)	$19,063
Interest expense	1,092	—	—	—	466	—	1,558
Net interest income (expense)	17,867	104	—	—	(465)	(1)	17,505
Provision for (release of) loan losses	620	(2)	—	—	—	—	618
Net interest income (expense) after provision for (release of) loan losses	17,247	106	—	—	(465)	(1)	16,887

Total noninterest income	4,745	6,407	1,692	—	1,581	(1,967)	12,458

Noninterest Expenses:
Salaries and employee benefits	7,836	—	894	112	3,069	—	11,911
Other expenses	7,440	63	518	71	1,083	(1,968)	7,207
Total noninterest expenses	15,276	63	1,412	183	4,152	(1,968)	19,118

Income (loss) before income taxes	6,716	6,450	280	(183)	(3,036)	—	10,227
Income taxes	1,137	1,564	59	(47)	(544)	—	2,169
Net income (loss)	5,579	4,886	221	(136)	(2,492)	—	8,058
Net loss attributable to noncontrolling interest	—	—	—	27	—	—	27
Net income (loss) attributable to parent	5,579	4,886	221	(109)	(2,492)	—	8,085
Preferred stock dividends	—	—	—	—	35	—	35
Net income (loss) available to common shareholders	$5,579	$4,886	$221	$(109)	$(2,527)	$—	$8,050

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing balances with banks	$595,574	$214	0.15%	$376,667	$141	0.15%	$259,491	$65	0.10%
CDs with banks	2,352	13	2.24	6,998	33	1.87	11,803	57	1.96
Investment securities:
Taxable	241,974	648	1.09	258,534	573	0.88	172,902	631	1.48
Tax-exempt [2]	128,588	1,137	3.59	183,736	1,447	3.12	212,488	1,714	3.27
Loans and loans held-for-sale: [1]
Commercial [3]	1,453,262	16,979	4.74	1,451,347	17,653	4.83	1,262,444	14,171	4.55
Tax-exempt [2]	5,066	52	4.16	5,811	65	4.41	7,205	81	4.56
Real estate	338,826	2,340	2.80	320,078	2,153	2.67	293,076	2,684	3.71
Consumer	54,623	2,128	15.80	32,903	1,306	15.75	7,696	37	1.95
Total loans	1,851,777	21,499	4.71	1,810,139	21,177	4.64	1,570,421	16,973	4.38
Total earning assets	2,820,265	23,511	3.38	2,636,074	23,370	3.52	2,227,105	19,440	3.54
Less: Allowance for loan losses	(18,343)			(24,977)			(26,170)
Cash and due from banks	6,067			6,751			20,951
Other assets	248,803			204,001			209,995
Total assets	$3,056,792			$2,821,849			$2,431,881

Liabilities
Deposits:
NOW	$785,108	$193	0.10%	$711,805	$289	0.16%	$518,937	$344	0.27%
Money market checking	466,287	202	0.18	489,818	221	0.18	487,281	231	0.19
Savings	50,041	1	0.01	36,455	1	—	39,668	6	0.06
IRAs	6,370	17	1.08	6,439	18	1.11	12,693	42	1.34
CDs	87,237	243	1.13	91,059	263	1.15	168,951	425	1.02
Repurchase agreements and federal funds sold	11,823	5	0.17	11,249	3	0.11	10,249	3	0.12
FHLB and other borrowings	—	—	—	79	—	—	46,349	41	0.36
Subordinated debt	73,062	753	4.18	72,995	751	4.08	43,425	466	4.35
Total interest-bearing liabilities	1,479,928	1,414	0.39	1,419,899	1,546	0.43	1,327,553	1,558	0.48
Noninterest-bearing demand deposits	1,260,965			1,092,520			821,923
Other liabilities	46,318			42,362			45,311
Total liabilities	2,787,211			2,554,781			2,194,787

Stockholders’ equity
Preferred stock	—			597			2,349
Common stock	13,458			12,878			12,378
Paid-in capital	143,795			142,479			136,864
Treasury stock	(16,741)			(16,741)			(16,741)
Retained earnings	137,633			129,896			100,273
Accumulated other comprehensive income	(9,466)			(3,188)			1,971
Total stockholders’ equity attributable to parent	268,679			265,921			237,094
Noncontrolling interest	902			1,147			—
Total stockholders’ equity	269,581			267,068			237,094
Total liabilities and stockholders’ equity	$3,056,792			$2,821,849			$2,431,881

Net interest spread (tax-equivalent)			2.99%			3.09%			3.06%
Net interest income and margin (tax-equivalent)[2]		$22,097	3.18%		$21,824	3.28%		$17,882	3.26%
Less: Tax-equivalent adjustments		$(249)			$(320)			$(377)
Net interest spread			2.96%			3.04%			3.00%
Net interest income and margin		$21,848	3.14%		$21,503	3.24%		$17,505	3.19%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.
2 In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-GAAP financial measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
3 The Company’s PPP loans totaling $41.7 million, $131.7 million and $190.6 million are included in this amount for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

The following table reconciles, for the periods shown below, net interest margin on a fully tax-equivalent basis:

	Three Months Ended
(Dollars in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net interest margin - U.S. GAAP basis
Net interest income	$21,848	$21,503	$17,505
Average interest-earning assets	$2,820,265	$2,636,074	$2,227,105
Net interest margin	3.14%	3.24%	3.19%

Net interest margin - non-U.S. GAAP basis
Net interest income	$21,848	$21,503	$17,505
Impact of fully tax-equivalent adjustment	249	320	377
Net interest income on a fully tax-equivalent basis	$22,097	$21,824	$17,882
Average interest-earning assets	$2,820,265	$2,636,074	$2,227,105
Net interest margin on a fully tax-equivalent basis	3.18%	3.28%	3.26%

Selected Financial Data
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2022	2021	2021
	First Quarter	Fourth Quarter	First Quarter
Earnings and Per Share Data:
Net income	$2,864	$9,959	$8,085
Net income available to common shareholders	$2,864	$9,959	$8,050
Earnings per share - basic	$0.24	$0.83	$0.70
Earnings per share - diluted	$0.22	$0.77	$0.66
Cash dividends paid per common share	$0.17	$0.15	$0.10
Book value per common share	$21.66	$22.70	$20.38
Tangible book value per common share [1]	$21.16	$22.17	$19.98
Weighted-average shares outstanding - basic	12,093,179	12,057,451	11,530,279
Weighted-average shares outstanding - diluted	12,927,811	12,944,919	12,286,731

Performance Ratios:
Return on average assets [2]	0.4%	1.4%	1.3%
Return on average equity [2]	4.2%	15.0%	13.6%
Net interest margin 3 4	3.18%	3.28%	3.26%
Efficiency ratio [5]	85.6%	80.7%	63.8%
Overhead ratio 2 6	3.8%	4.1%	3.1%
Equity to assets	9.1%	9.8%	8.9%

Asset Quality Data and Ratios:
Charge-offs	$1,124	$1,619	$265
Recoveries	$386	$316	$17
Net loan charge-offs to total loans 2 7	0.2%	0.1%	0.1%
Allowance for loan losses	$18,808	$18,266	$26,214
Allowance for loan losses to total loans [8]	1.0%	1.0%	1.5%
Nonperforming loans	$18,048	$17,713	$11,577
Nonperforming loans to total loans	1.0%	0.9%	0.7%

Intercoastal Mortgage Company, LLC Production Data[9]:
Mortgage pipeline	$1,092,006	$1,007,990	$1,428,808
Loans originated	$1,130,698	$1,046,977	$2,088,375
Loans closed	$780,842	$977,354	$1,906,026
Loans sold	$688,094	$957,153	$1,778,090
1 common equity less total goodwill and intangibles per common share, a non-U.S. GAAP measure
2 annualized for the quarterly periods presented
3 net interest income as a percentage of average interest-earning assets
4 presented on a fully tax-equivalent basis
5 noninterest expense as a percentage of net interest income and noninterest income, a non-U.S. GAAP measure
6 noninterest expense as a percentage of average assets, a non-U.S. GAAP measure
7 charge-offs less recoveries
8 excludes loans held-for-sale
9 information is related to Intercoastal Mortgage Company, LLC, an entity in which we have a 40% ownership interest that we account for as an equity method investment

Non-GAAP Reconciliation: Tangible Book Value per Common Share
(Unaudited) (Dollars in thousands, except per share data)

	March 31, 2022	December 31, 2021	March 31, 2021
Goodwill	$3,988	$3,988	$2,350
Intangibles	2,155	2,316	2,246
Total intangibles	6,143	6,304	4,596

Total equity attributable to parent	263,080	274,328	236,210
Less: Preferred equity	—	—	—
Less: Total intangibles	(6,143)	(6,304)	(4,596)
Tangible common equity	$256,937	$268,024	$231,614

Tangible common equity	$256,937	$268,024	$231,614
Common shares outstanding (000s)	12,143	12,087	11,590
Tangible book value per common share	$21.16	$22.17	$19.98

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